Exhibit 10.1

EXECUTION COPY

SEVERANCE RIGHTS AGREEMENT

THIS AGREEMENT, dated as of the Effective Date specified below (this “Agreement”) by and between Janus Management Holdings Corporation, a Delaware corporation (the “Company”), and Jonathan D. Coleman (the “Executive”), is effective this 1st day of January, 2009.

WHEREAS, Executive currently serves as the Co-Chief Investment Officer (“Co-CIO”) and a Portfolio Manager (“PM”) of the Company and has been employed by the Company since July 1994;

WHEREAS, the Employment Agreement between the Company and Executive dated January 1, 2007 shall expire on December 31, 2008 (the “Employment Agreement”); and

WHEREAS, the Company and Executive wish to enter into this Severance Rights Agreement to supersede the Employment Agreement upon its expiration, and to reflect changes required to comply with Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder (“Code Section 409A”); and

WHEREAS, the terms and conditions of Executive’s compensation in his roles as Co-CIO and PM after the Effective Date shall be governed by: (a) the portfolio manager (“PM”) compensation program then in effect (the “PM Compensation”); (b) the criteria specified in writing for Executive’s performance of and compensation for the CIO or Co-CIO role, as established by the Chief Executive Officer and the Compensation Committee of Janus Capital Group Inc. (“JCG”) following consultation with Executive, at the beginning of each year (the “CIO Compensation”), and (c) in the event of a change in control, that certain Change in Control Agreement between the Company and Executive dated as of January 1, 2007 (“Executive Change in Control Agreement”);

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Executive and the Company agree as follows:

1.                                       Effective Date; Term of Agreement.  The “Effective Date” shall mean January 1, 2009.  As of the Effective Date, this Agreement shall supersede the Employment Agreement and any and all prior understandings and agreements concerning Executive’s employment with the Company except those specifically referenced as continuing herein including the continuation of the Executive Change in Control Agreement in accordance with its terms.  The term of this Agreement shall commence on the Effective Date and continue until December 31, 2009 (“Term”); provided, however, that commencing on January 1, 2010 and each January 1st thereafter, the Term shall automatically be extended for one additional year unless at least ninety (90) days prior to such January 1st date, the Company or Executive shall have given notice that it or he does not wish to extend this Agreement.  If the Company elects to give notice not to extend the Term pursuant to this Section 1, then, contemporaneously with such non-renewal notice, the Company shall offer to Executive severance rights that are no less favorable to Executive than the form of severance rights then generally in effect between the Company and its PMs, which severance rights shall become effective immediately upon the expiration of the Term. For the avoidance of doubt, Executive shall not be entitled to severance payments or benefits by reason of the Company electing not to renew the Term.

2.                                       Termination of Employment.

(a)                                  Death or Disability.  Executive’s employment shall terminate automatically upon Executive’s death.  If the Company determines in good faith that a Disability of Executive has occurred while Executive is an employee of the Company (pursuant to the definition of Disability within the meaning of Code Section 409A), it may provide to Executive written notice in accordance with Paragraph 12(b) of this Agreement of its intention to terminate Executive’s employment.  In such event, Executive’s employment with the Company shall terminate effective on the 90th day after receipt of such notice by Executive (the “Disability Effective Date”), provided that, within the 90 days after the receipt of such notice, Executive shall not have returned to full-time performance of Executive’s duties.  Notwithstanding any other provision of this Agreement, the Company’s appointment of an interim CIO, Co-CIO or PM during any period during which the Company determines in its reasonable discretion that Executive is unable because of mental or physical illness to perform the Co-CIOs’ duties or to manage the investment portfolio(s) then managed by Executive shall not constitute Good Reason for purposes of this Agreement.

(b)                                 Cause.  The Company may terminate Executive’s employment with or without Cause.  For purposes of this Agreement, “Cause” shall mean:

(i)                                     the willful and continued failure by Executive to substantially perform Executive’s duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) that has not been cured within 30 days after the Company delivers to Executive a written demand for substantial performance, which demand specifically identifies the manner in which the Company believes that Executive has not substantially performed Executive’s duties;

(ii)                                  Executive’s willful engagement in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise;

(iii)                               Executive’s material breach of any material provision of this Agreement (including without limitation the covenants set forth in Section 10 below) that has not been cured within 30 days after a written demand for substantial performance is delivered to Executive, which demand specifically identifies the manner in which the Company believes that Executive has materially breached any material provision of this Agreement; or

(iv)                              Executive’s conviction of a felony (other than a traffic related felony) or a guilty or nolo contendere plea by Executive with respect thereto.

(c)                                  Executive’s termination of employment shall not be deemed to be for Cause unless and until Executive has received a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the JCG Board at a meeting of the JCG Board called and held for such purpose (after Executive is provided with reasonable notice to Executive and Executive is given an opportunity, together with counsel, to be heard before the JCG Board), finding that, in the good faith opinion of the JCG Board, Executive is guilty of the conduct described in the definition of Cause, and specifying the particulars thereof in detail.  For purposes of clauses (i) and (ii) of the preceding definition, no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s act, or failure to act, was in the best interest of the Company.  Any act, or failure to act, based upon express written authority by the JCG Board or the CEO with respect to such act or omission or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

(d)                                 Good Reason.  Executive may terminate his employment for Good Reason and such a termination shall be treated as a termination “Without Cause.”  For purposes of this Agreement, “Good Reason” shall mean in the absence of a written consent of Executive:

(i)                                     the involuntary removal of Executive by the Company from Executive’s position as CIO or Co-CIO, provided that Executive provides written notice of his intent to treat such removal as Good Reason in accordance with Section 3(b);

(ii)                                  a material and non-temporary reduction in Executive’s authority or duties that changes the fundamental character of Executive’s job to such an extent as to constitute a de facto demotion, or actual demotion, including the reassignment of Executive to a role that is inconsistent with Executive’s responsibilities as a PM or Co-CIO that materially and negatively alters Executive’s status as PM or Co-CIO, but excluding for this purpose: (A) the mere appointment of another Co-CIO; (B) any assignment of Executive to a mutual fund or portfolio with a smaller amount of assets under management that may result in reduced compensation, so long as Executive remains as a PM; (C) any action not taken in bad faith and that is remedied by the Company within 30 days after receipt of written notice of the material reduction in Executive’s authority or duties given by Executive as provided in Section 3(b) below; (D) any mere change of JCG’s, Janus Capital Management LLC’s (“JCM”) or the Company’s organizational chart; (E) any mere change in title so long as the fundamental character of Executive’s job is not changed to such an extent as to constitute a de facto demotion; and (F) the mere fact that JCG’s stock ceases to be publicly traded;

(iii)                               the relocation of Executive’s principal place of employment to a location more than 40 miles from Executive’s current principal place of employment in a manner that results in a material negative change to the geographic location within which Executive primarily performs his services to the Company;

(iv)                              prior to a “change in control” (as defined in the Executive Change in Control Agreement), a material negative change to the then-current methodology used to calculate Executive’s PM Compensation or CIO Compensation;

(v)                                 prior to a “change in control” (as defined in the Executive Change in Control Agreement), a reduction in Executive’s then-current annual base salary;

(vi)                              the Company’s failure to cure, within 30 days, a material failure to pay or provide to Executive any sum or benefit specified by or due under this Agreement or The Executive Change in Control Agreement;

(vii)                           removal from Executive Committee (other than in connection with Executive’s removal from the role of CIO or Co-CIO); or

(viii)                        non-renewal of the Executive Change in Control Agreement other than in connection with the termination or non-renewal of the Executive Change in Control Agreement for other members of the Company’s Executive Committee (the “Peer Executives”).

Executive’s mental or physical incapacity following the occurrence of an event described above in clause (i) through (viii) shall not affect Executive’s ability to terminate employment for Good Reason.

3.                                       Termination Procedures.

(a)                                  Sunset on Right to Terminate for Good Reason.  If circumstances arise giving Executive the right to terminate this Agreement for Good Reason, Executive shall within 90 days after Executive knew or should have known of such circumstances notify the Company in writing of the existence of such circumstances, and the Company shall have an additional 30 days within which to investigate and remedy the circumstances, after such 30-day period Executive shall have an additional 60 days within which to exercise the right to terminate for Good Reason.  If Executive does not timely do so, the right to terminate for Good Reason shall lapse and be deemed waived, and Executive shall not thereafter have the right to terminate for Good Reason unless further circumstances occur giving rise independently to a right to terminate for Good Reason, in which case the provisions of this Paragraph 3(a) shall once again apply, but in which case no consideration shall be given to other, prior circumstances that precipitated a notice by Executive of a purported right to terminate for Good Reason. The 90- and 60-day periods specified above for Executive to give notice or exercise Executive’s right to terminate for Good Reason, respectively, shall be tolled for any period not exceeding 90 days in the aggregate during which a properly qualified physician certifies that a Disability of Executive has occurred resulting in him being medically incapacitated from performing Executive’s duties hereunder.

(b)                                 Notice of Termination.  Any termination by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Paragraph 12(b) of this Agreement.  For purposes of this Agreement, a “Notice of Termination” means a written notice which: (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice).  The failure by

Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not constitute a waiver of any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(c)                                  Date of Termination.  “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause or by Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies Executive of such termination, (iii) if Executive’s employment is terminated by Executive other than for Good Reason, the Date of Termination shall be the date specified by Executive in writing to the Company, and (iv) if Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be.

4.                                       Obligations of the Company upon Termination of Employment.

(a)                                  Accrued Obligations.  Subject to the terms of Paragraph 5 herein, upon any termination of Executive’s employment, the Company shall pay to Executive, the “Accrued Obligations,” which shall be the sum of:

(i)                                     Executive’s then-current annual base salary, to the extent not already paid, through the Date of Termination which shall be paid to Executive in accordance with the Company’s normal payroll practices; and

(ii)                                  any fully earned and vested but as-yet unpaid CIO Compensation and PM Compensation through the Date of Termination.

(b)                                 Death or Disability. Subject to the terms of Paragraph 5 herein, if, Executive’s employment is terminated by reason of Executive’s death or Disability, the Company will pay to Executive or Executive’s estate or beneficiaries (as applicable) the full amount of any Accrued Obligations and an amount equal to Executive’s total cash compensation (Executive’s annual base salary, CIO Compensation and PM Compensation but excluding any portion related to long-term incentive awards) earned in the four (4) full calendar quarters immediately prior to the date of death or Disability, as the case may be, with such payment to be made within thirty (30) days of the Date of Termination.

(c)                                  Termination by Company Without Cause or by Executive for Good Reason.  If the Company terminates Executive’s employment without Cause or Executive resigns Executive’s employment for Good Reason, then, conditioned upon Executive’s execution (and non-revocation) of a Non-Solicitation Legal Release within fifty-five days following Executive’s termination of employment and subject to the terms of Paragraph 5 herein, the Company will:

(i)                                     pay Executive, in a lump sum within 14 business days following the Release Date, an amount equal to one times Executive’s total average annual cash compensation (Executive’s annual base salary, CIO Compensation and PM Compensation but excluding any portion related to long-term incentive awards) paid or payable to Executive in connection with his last two four-quarter periods immediately prior to the Date of Termination.  The annual base salary component of Executive’s severance payment shall equal the greater of the Executive’s annual base salary for the year of the Date of Termination or that for the year preceding the year of the Date of Termination;

(ii)                                  make available to Executive three (3) months of outplacement services at no cost to Executive through a provider of such services selected by the Company to be used by Executive at any time during the applicable non-solicitation restriction period;

(iii)                               arrange to provide Executive and Executive’s dependents with medical, dental and vision insurance benefits substantially similar to those provided to Executive and Executive’s dependents immediately prior to the Date of Termination; provided that benefits otherwise receivable under this paragraph will be reduced to the extent benefits of the same type are received by or made available to Executive during the twelve (12) month period following Executive’s Date of Termination of employment (which such benefits Executive undertakes to promptly report to the Company); and provided further that any such health insurance benefits shall run concurrently with and will be offset against any continuation coverage under Part 6 of Title I of Employee Retirement Income Security Act of 1974, as amended.  The amount of the benefits provided pursuant to this Section 4(c)(iii) during any calendar year may not affect benefits provided in any other calendar year; and

(iv)                              make available to Executive the rights set forth in Section 4(f) of this Agreement, subject to all the requirements set forth in Section 4(f), including but not limited to, Executive being in “good standing” and signing the Non-Compete Release (defined below).

(d)                                 Change in Control.  Executive’s rights and the Company’s obligations to make any compensation or severance payments after a change in control of JCG shall be provided for and subject to the terms of the Executive Change in Control Agreement entered into by Executive and the Company, and such Executive Change in Control Agreement shall supersede any conflicting terms or agreements.  To the extent that severance benefits become payable under the Executive Change in Control Agreement, no severance benefits will be payable pursuant to this Agreement.

(e)                                  Cause.  If Executive’s employment shall be terminated for Cause during the Term, this Agreement shall terminate without further obligations to Executive other than the obligation to pay to Executive the Accrued Obligations to the extent theretofore unpaid.

(f)                                    Voluntary Departure by Executive (Not for Good Reason) with Non-Compete Obligations.  If Executive voluntarily decides to end his employment with the Company (not for Good Reason under Section 2(d)) and is in “good standing,” then, conditioned upon Executive’s execution (and non-revocation) of a two-year non-compete including the terms set forth in the Non-Solicitation Legal Release substantially in the form attached as Exhibit B

(collectively, the “Non-Compete Release”), all unvested equity long-term incentive awards granted to Executive on or after December 30, 2004 (“equity long-term incentive awards” shall include without limitation unvested shares of Janus restricted stock, unvested options to purchase Janus stock, and awards consisting of unvested mutual fund share investment units) will continue to vest and/or be paid, as applicable, in accordance with the original vesting schedule provided for in the applicable award agreement, and any stock options will, from and after such vesting, remain exercisable for the remainder of their respective terms, subject to compliance with the terms of the above Non-Compete Release and as limited by the terms of the agreement(s), certificate(s) and/or incentive plans underlying each such grants; provided however, any vesting events scheduled to occur for the applicable long-term incentive awards during the two-year, non-compete period will not be delivered or transferred to Executive until the expiration of such two year period and Executive’s satisfactory compliance with the Non-Compete Release, subject to applicable tax withholding obligations of the Janus Entities.  The Company may elect in its sole discretion to accelerate the vesting of any unvested equity award granted to Executive after the two-year, non-compete period but prior to the completion of its original vesting schedule.  For purposes of this subsection, “good standing” shall mean that the CEO has approved the continuation of vesting and has certified that Executive has not engaged in any conduct, action or omission that would constitute grounds for terminating Executive’s employment for Cause.

(g)                                 No Accumulation of Benefits.  Except for the Accrued Obligations set forth below, Executive’s right to severance and/or welfare benefits under any subsection of this Agreement cannot be cumulated with any right to severance or welfare benefits arising under any other subsections of this Agreement.  Accordingly, the Parties agree that Executive shall only be entitled to severance benefits under only one subsection of this Agreement in connection with any event of termination or change in duties.

(h)                                 Excise Tax.  Notwithstanding any other language to the contrary in this Agreement or in this Section 4, the Company shall not be obligated to pay and shall not pay that portion of any payment or distribution in the nature of compensation within the meaning of Section 280G(b)(2) of the Internal Revenue Code to the benefit of Executive otherwise due or payable Executive under this Agreement if that portion would cause any excise tax imposed by Section 4999 of the Internal Revenue Code to become due and payable by Executive.

5.                                       Potential Six-Month Delay.  Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of Section 3 hereof unless he would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code.  If current or future regulations or guidance from the Internal Revenue Service dictates, or the Company’s counsel determines that, any payments or benefits due to Executive hereunder would cause the application of an accelerated or additional tax under Section 409A of the Internal Revenue Code, then amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s Date of Termination shall instead be paid on the first business day after the date that is six months following Executive’s Date of Termination (or death, if earlier).

6.                                        Removal as CIO but Remain as Portfolio Manager. Subject to the rights and restrictions under a termination for “Good Reason” as defined in Sections 2(d) and 4(c) above, at any time during the Term, the Company may for any reason remove Executive from Executive’s CIO or Co-CIO title and duties and direct that Executive return to the role of a PM.  If the Company elects to remove Executive from Executive’s CIO or Co-CIO title and duties pursuant to this Section 6 and Executive remains a PM without making an election under Section 2(d), then the Company shall pay Executive, after year-end in accordance with and at the same time as payment of bonus and long-term incentive (“LTI”) compensation to other Peer Executives, a pro rata amount of the mid-range of Executive’s then-current target CIO Compensation for the period of time during the year of removal that Executive served as CIO or Co-CIO.  In the event the Executive does not have an established target for CIO Compensation, then the Company shall pay Executive, consistent with the preceding sentence, a pro rata amount based on the CIO Compensation paid to Executive in the four calendar quarters immediately prior to his removal as CIO or Co-CIO.

7.                                        Removal as Portfolio Manager but Remain a CIO.  Subject to the rights and restrictions under a termination for “Good Reason” as defined in Sections 2(d) and 4(c) above, at any time during the Term, the Company may for any reason discontinue Executive’s services as a PM and request that Executive thereafter continue to perform only the duties of CIO or Co-CIO, in which case Executive shall be entitled to receive PM Compensation earned through the effective date of Executive’s relinquishment of Executive’s responsibilities as PM, including any LTI compensation component of such earned PM Compensation (with such LTI compensation being granted consistent with and at the same time as LTI compensation awards to other PMs).

8.                                        Non-exclusivity of Rights.  Except as otherwise specifically provided in this Agreement, nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company for which Executive may qualify, nor shall anything herein limit or otherwise negatively affect such rights as Executive may have under any contract or agreement with the Company or any of its affiliated companies.  Notwithstanding any other provision of this Agreement, Executive shall not be entitled to receive any payments or benefits under any severance program other than those which are described and anticipated under this Agreement or under the Executive Change in Control Agreement.

9.                                        Full Settlement.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be subject to any lawful indebtedness owed by Executive to the Company.  In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not Executive obtains other employment.

10.                                  Restrictive Covenants.

(a)                                  Executive acknowledges that Executive’s employment as a senior officer of the Company and JCM creates a relationship of confidence and trust between Executive and the

Company and its Affiliates (as defined below) (collectively “Janus Entities,” individually, a “Janus Entity”) with respect to confidential and proprietary information applicable to the business of the Janus Entities and their clients.  Executive further acknowledges the highly competitive nature of the business of the Janus Entities.  Accordingly, it is agreed that the restrictions contained in this Agreement are reasonable and necessary for the protection of the interests of the Janus Entities and that any violation of these restrictions would cause substantial and irreparable injury to the Janus Entities.

(b)                             Protection of Confidential Information.

(i)                                  Definition of Confidential Information.  “Confidential Information” means all information (whether in paper or electronic form, contained in Executive’s memory, or otherwise stored or recorded) relating to or arising from a Janus Entity’s business operations, plans, products, strategies, employees, clients, relationships, or compensation programs, including, without limitation, trade secrets used, developed or acquired by a Janus Entity in connection with its business.  “Confidential Information” does not include information that is in the public domain through no wrongful act on the part of Executive, nor does it include information, knowledge and know-how already within Executive’s possession or memory before Executive’s employment with a Janus Entity or one of its predecessors.

(ii)                               Executive’s Use of Confidential Information.  Except in connection with and in furtherance of Executive’s work on a Janus Entity’s behalf, Executive shall not, without the Company’s prior written consent, at any time, directly or indirectly: (a) use any Confidential Information for any purpose; or (b) disclose or otherwise communicate any Confidential Information to any person or entity.

(iii)                            Records Containing Confidential Information.  “Confidential Records” means all documents and other records, whether in paper, electronic or other form, that contain or reflect any Confidential Information.  All Confidential Records prepared by or provided to Executive are and shall remain the Janus Entities’ property.  Except in connection with and in furtherance of Executive’s work on a Janus Entity’s behalf or with a Janus Entity’s prior written consent, Executive shall not, at any time, directly or indirectly: (a) copy or use any Confidential Record for any purpose; or (b) show, give, sell, disclose or otherwise communicate any Confidential Record or the contents of any Confidential Record to any person or entity.  Upon the termination of Executive’s employment with the Company, or upon a Janus Entity’s request, Executive shall immediately deliver to the Company or its designee (and shall not keep in Executive’s possession or deliver to any other person or entity) all Confidential Records and all other Janus Entity property in Executive’s possession or control.

(c)                                     Noninterference Covenants.  During Executive’s employment with the Company, and for a period of one year following the Date of Termination for any reason, Executive shall not (nor shall Executive cause, encourage or provide assistance to, anyone else to):

(i)                                  interfere with any relationship which may exist from time to time between a Janus Entity and any of its employees, consultants, agents or representatives; or

(ii)                               employ or otherwise engage, or attempt to employ or otherwise engage, in or on behalf of any Competitive Business, any person who is employed or engaged as an employee, consultant, agent or representative of a Janus Entity, or any person who was employed or engaged as an employee, consultant, agent or representative of a Janus Entity within the six month period immediately preceding the Date of Termination; or

(iii)                            solicit directly or indirectly on behalf of Executive or a Competitive Business, the customer business or account of any investment advisory or investment management client to which a Janus Entity shall have rendered service during the six month period immediately preceding the Date of Termination; or

(iv)                           directly or indirectly divert or attempt to divert from a Janus Entity any business in which a Janus Entity has been actively engaged during the term hereof or interfere with any relationship between a Janus Entity and any of its clients.

(d)                                    Definitions

(i)                                  “Competitive Business” means any business that provides investment advisory or investment management services.

(ii)                               “Affiliate” means any corporation, partnership, limited liability company, trust, or other entity which controls, is controlled by or is under common control with the Company.

(e)                                     If any court of competent jurisdiction shall determine that the duration, geographic limitations, subject or scope of any restriction contained in this Agreement is unenforceable, it is the intention of the parties that this Agreement shall not thereby be terminated but shall be deemed amended to the extent required to make it valid and enforceable.

(f)                                       Executive acknowledges that these restrictive covenants are reasonable and that irreparable injury will result to the Company and to its business and properties in the event of any breach by Executive of any of those covenants, and that Executive’s continued employment is predicated on the commitments undertaken by Executive pursuant to this Agreement.  In the event any of the covenants are breached, the Company shall be entitled, in addition to any other remedies and damages available, to injunctive relief to restrain the violation of such covenants by Executive or by any person or persons acting for or with Executive in any capacity whatsoever.

11.                                  Successors.

(a)                                   This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)                                  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)                                   The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly, and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as herein defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12.                                  Miscellaneous.

(a)                                   This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)                                  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:  at the most recent address on file at the Company,

If to the Company:                                             Janus Management Holdings Corporation

151 Detroit Street

Denver, Colorado 80206

Attn.:  General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)                                   The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)                                  The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)                                   Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)                                     In the event of any good faith dispute relating to or arising from this Agreement, the Company will reimburse Executive for the reasonable expenses incurred by Executive, including reasonable attorneys’ fees; provided, however, that any reimbursement of such expenses must be made no later than the end of the taxable year following the year in which such expenses are incurred; further, provided, however, that Executive must return all of the reimbursement payments made by the Company at the time the dispute is resolved if Executive does not prevail in such dispute.  In no event shall the amounts reimbursed pursuant to this Section 12(f) in one calendar year affect the amounts eligible for reimbursement in any other calendar year.

(g)                                  All disputes relating to or arising from this Agreement shall be tried only in the state or federal courts situated in the Denver, Colorado metropolitan area.

[SIGNATURES FOLLOW]

Jonathan D. Coleman		Janus Management Holdings Corporation

Signed:	/s/ Jonathan Coleman	By:	/s/ Gary D. Black

Date:	November 7, 2008	Date:	November 10, 2008